                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [    ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, For Use of
[X]  Definitive Proxy Statement                     the Commission Only
[ ]  Definitive Additional Materials                (as permitted by
[ ]  Soliciting Material Pursuant to Rule           Rule 14a-6(e))
       14a-11(c) or Rule 14a-12


       ....................Printrak International Inc....................
                (Name of Registrant as Specified In Its Charter)

 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

          ......................................................................

     2)   Aggregate number of securities to which transaction applies:

          ......................................................................

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

          ......................................................................

     4)   Proposed maximum aggregate value of transaction:

          ......................................................................

     5)   Total fee paid:.......................................................
[ ]  Fee paid previously with preliminary materials:............................

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

          ......................................................................

     2)   Form, Schedule or Registration Statement no.:

          ......................................................................

     3)   Filing Party:

          ......................................................................

     4)   Date Filed:

          ......................................................................

Notes:    ......................................................................

          ......................................................................

                                     [LOGO]
                              1250 N. TUSTIN AVENUE
                            ANAHEIM, CALIFORNIA 92807

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON AUGUST 30, 2000
                            -------------------------


TO THE STOCKHOLDERS OF PRINTRAK INTERNATIONAL INC.:

         The 2000 Annual Meeting of Stockholders of Printrak International Inc. will be held at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806 on August 30, 2000, at 10:00 a.m., for the following purposes as more fully described in the accompanying Proxy Statement:

         (1) To elect a Board of Directors to hold office until the next annual meeting of stockholders;

         (2) To consider and vote upon a proposal to amend the Printrak International Inc. Employee Stock Purchase Plan to increase the number of shares issuable thereunder by 50,000 shares, bringing the number of shares available for issuance thereunder to a total of 400,000;

         (3) To ratify the appointment of Deloitte & Touche LLP as independent auditors of Printrak for the fiscal year ending March 31, 2001; and

         (4) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Only stockholders of record at the close of business on July 3, 2000 will be entitled to vote at the meeting or any adjournment or postponement thereof.

                                             By Order of the Board of Directors


                                             /s/ Thomas M. Costales
                                             ----------------------------------
                                             Thomas M. Costales
                                             SECRETARY
Anaheim, California
July 28, 2000

--------------------------------------------------------------------------------
YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.
--------------------------------------------------------------------------------

                           PRINTRAK INTERNATIONAL INC.
                              1250 N. TUSTIN AVENUE
                            ANAHEIM, CALIFORNIA 92807

                                 ---------------

                                 PROXY STATEMENT
                                 ---------------

                                  INTRODUCTION

         This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Printrak International Inc., a Delaware corporation ("Printrak"), for use at its 2000 Annual Meeting of Stockholders ("Annual Meeting") to be held on August 30, 2000, at 10:00 a.m., at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806. This Proxy Statement and the accompanying proxy are being mailed to stockholders on or about July 28, 2000. It is contemplated that this solicitation of proxies will be made primarily by mail; however, if it should appear desirable to do so in order to ensure adequate representation at the meeting, directors, officers and employees of Printrak may communicate with stockholders, brokerage houses and others by telephone, telegraph or in person to request that proxies be furnished and may reimburse banks, brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares held by them. All expenses incurred in connection with this solicitation shall be borne by Printrak.

         Holders of shares of common stock of Printrak ("stockholders") who execute proxies retain the right to revoke them at any time before they are voted. Any proxy given by a stockholder may be revoked or superseded by executing a later dated proxy, by giving notice of revocation to the Secretary, Printrak International Inc., 1250 N. Tustin Avenue, Anaheim, California 92807, in writing prior to or at the meeting or by attending the meeting and voting in person. A proxy, when executed and not so revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted "FOR" the nominees for election of directors named in this Proxy Statement, "FOR" the amendment increasing the number of shares available under the Printrak International Inc. Employee Stock Purchase Plan and "FOR" the ratification of Deloitte & Touche LLP as Printrak's independent auditors.

                                VOTING SECURITIES

         The shares of Common Stock, $.0001 par value, constitute the only outstanding class of voting securities of Printrak. Only the stockholders of Printrak of record as of the close of business on July 3, 2000 (the "Record Date"), will be entitled to vote at the meeting or any adjournment or postponement thereof. As of the Record Date, there were 11,944,171 shares of Common Stock outstanding and entitled to vote. No shares of Printrak's preferred stock, $.0001 par value, were outstanding. A majority of shares entitled to vote represented in person or by proxy will constitute a quorum at the meeting. A quorum is required for the approval of any of the proposals set forth herein. Each stockholder is entitled to one vote for each share of Common Stock held as of the Record Date. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote will have the same effect as a vote against the matter being voted upon.

                                  PROPOSAL ONE

                              ELECTION OF DIRECTORS

         Printrak's Bylaws, as amended, authorize a range of not less than four nor more than seven Directors. The exact number was previously set at seven and currently there are four members of the Board of Directors. Directors are elected at each annual stockholders' meeting to hold office until the next annual meeting or until their successors are elected and have qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy will vote the proxies received by them for the four nominees named below. All of the nominees presently are directors of Printrak. If any nominee becomes unavailable for any reason before the election, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve.

         The names and certain information concerning the four nominees for election as directors are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED BELOW.

DIRECTORS

         All members of Printrak's Board of Directors hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors. The director nominees of Printrak are as follows:

         RICHARD M. GILES, 52, Chairman, Chief Executive Officer and President, joined Printrak as Chief Financial Officer in May 1989, became President and Chief Executive Officer and a Director in June 1990 and has served as Chairman of the Board since April 1991. Prior to joining Printrak, from 1988 to 1989, Mr. Giles served as Chief Financial Officer for subsidiaries of De La Rue, p.l.c., an international financial printing company.

         CHARLES L. SMITH, 65, director, joined Printrak as Director of Operations in August 1989, served as Vice President of Operations from January 1990 to March 1990, and served as Printrak's Chief Operating Officer from April 1990 until his retirement in August 1996. Mr. Smith became a Director of Printrak in June 1990.

         ALBERT C. WONG, 51, director, joined Printrak as a Director in November 1996. Since 1989, Mr. Wong has been an executive officer and director of AMKLY Systems, a developer of PC and networking products. Since 1998, Mr. Wong has been President, Chief Executive Officer and a director of Clarion Advanced Technology Corporation, a wholly-owned subsidiary of Clarion Company Limited, Japan that designs and develops advanced automotive multi-media equipment.

         PETER T. HIGGINS, 56, director, joined Printrak as a Director in July 1998. From July 1995 to the present, Mr. Higgins has been the sole proprietor of Higgins & Associates, International, a consulting firm involved in identification technology and other aspects of criminal justice information services as well as contract management services and general procurement support for government agencies. Since 1998 Mr. Higgins has served as a director of Communications Technology Exchange, a small private consulting firm located in Washington, D.C. that deals with computer services, including network security issues, primarily with the federal government.

BOARD MEETINGS AND ATTENDANCE

         The Board of Directors of Printrak held four meetings during the fiscal year ended March 31, 2000. Each incumbent Director attended at least 75% of the meetings of the Board and the number of meetings held by all committees of the Board on which he served. There are no family relationships among any of the directors or executive officers of Printrak.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee is currently comprised of three directors selected by the Board of Directors of Printrak. The members of the Audit Committee presently are Charles L. Smith, Peter T. Higgins and Albert C. Wong. The Audit Committee is authorized to handle all matters which it deems appropriate regarding Printrak's independent accountants and to otherwise communicate and act upon matters relating to the review and audit of Printrak's books and records, including the scope of the annual audit and the accounting methods and systems to be utilized by Printrak. In addition, the Audit Committee makes recommendations to the Board of Directors with respect to the selection of Printrak's independent accountants. The Audit Committee held four meetings during the fiscal year ended March 31, 2000.

         The Compensation Committee is currently comprised of three directors selected by the Board of Directors of Printrak. The members of the Compensation Committee presently are Charles L. Smith, Peter T. Higgins and Albert C. Wong. The functions of the Compensation Committee include advising the Board of Directors on officer and employee compensation. The Board of Directors, based on input from the Compensation Committee, establishes the annual compensation rates for Printrak's executive officers. The Compensation Committee held four meetings during the fiscal year ended March 31, 2000.

         Printrak does not have a nominating committee. Instead, the Board of Directors, as a whole, identifies and screens candidates for membership on Printrak's Board of Directors.

OTHER EXECUTIVE OFFICERS

         The other current executive officers of Printrak are:

         DANIEL CRAWFORD, 53, Executive Vice President, joined Printrak in October 1999. From October 1999 to December 1999, Mr. Crawford served as Vice President of North American Sales and from December 1999 to February 2000, Mr. Crawford served as Vice President of Marketing. Prior to joining Printrak, from 1993 to 1999 Mr. Crawford was founder, chairman, chief executive officer and president of Epic Solutions Inc., a San Diego based company serving the public safety market.

         DAVID L. MCNEFF, 52, Senior Vice President of Sales, joined Printrak in 1985 and served as Vice President, Worldwide Sales from November 1991 to May 1998, as a Director from November 1991 to August 1997, as Director of North American Sales from 1990 to 1991, as Director, Systems Engineering, Proposals and Contracts from 1989 to 1990, and as Manager of Programs and Contracts from 1985 to 1989.

         JOHN MICHAEL LYONS, 46, Vice President of Operations, joined Printrak in July of 1995 as Director of Operations. From September of 1996 through September of 1997 he served as Director of Product Marketing. After the acquisition of the CAD/RMS division, Mr. Lyons served as the General Manager of the Boulder division until his most recent assignment. Prior to joining Printrak he held the position of Vice President of Operations for five years with Micro General Corporation, a manufacturer of shipping and postal systems.

         PIET H. LESAGE, 41, Vice President International Business Development, joined Printrak in September 1999. Prior to joining Printrak, from 1985 to 1999, Mr. Lesage was employed by BARCO NV, a large worldwide electronics company that develops, produces and markets imaging products, solutions and systems. Mr. Lesage held a number of positions at BARCO, culminating in the position of Executive Vice President, General Manager of BARCO Visual Systems Inc., a systems company which provides a human-machine interface for large control rooms.

         THOMAS M. COSTALES, 53, Chief Financial Officer, Treasurer and Secretary, joined Printrak in May 2000. Previously, from February 1995, he served as Chief Financial Officer and Treasurer of IMPCO Technologies, Inc., a designer and manufacturer of alternative-fuel engine systems and components. Mr. Costales is a Certified Public Accountant.

         BEHNAM BAVARIAN PH.D., 44, Vice President of Engineering, rejoined Printrak in July 2000. From May 1997 to June 2000, Dr. Bavarian served as Vice President of Engineering for Mikohn Corp., a Las Vegas-based developer of large scale, wide-area computer systems and electronics for the gaming and entertainment industries. From December 1992 to April 1997, Dr. Bavarian was Director of Engineering for Printrak.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth compensation earned during the three fiscal years ended March 31, 2000, 1999 and 1998 by Printrak's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers at March 31, 2000 and whose total salary and bonus during such year exceeded $100,000 (collectively, the "Named Executive Officers").

                                       SUMMARY COMPENSATION TABLE

                                                 ANNUAL COMPENSATION    LONG TERM COMPENSATION AWARDS
                                               -----------------------  -----------------------------
    NAME AND PRINCIPAL POSITION        YEAR    SALARY ($)   BONUS ($)   SECURITIES UNDERLYING OPTIONS   ALL OTHER COMP.(1)
-----------------------------------    ----    ----------   ---------   -----------------------------   ------------------

Richard M. Giles                       2000    393,781(2)   137,900(3)                    --                  --
    CEO and President                  1999    389,423       50,000                       --                  --
                                       1998    374,039      144,250(4)                    --                  --

David L. McNeff                        2000    219,342(5)    10,000                       --                  --
    Senior Vice President of Sales     1999    182,642       38,144                    6,500                  --
                                       1998    160,888       65,512(6)                75,000                  --

John Michael. Lyons                    2000    147,500       20,000                       --                  --
    Vice President, Operations         1999    125,769       23,667                   12,000                24,321(7)
                                       1998    105,171       11,485                       --                 9,583(8)

Daniel J. Driscoll(10)                 2000    210,000       36,000                       --                  --
    Former President of Digital        1999    207,692       26,667                   12,000                  --
    Justice Division                   1998    191,269       55,838(9)               127,000                  --

John G. Hardy(11)                      2000    223,939(12)  117,909                       --                  --
    Former President of Products       1999    192,115       24,667                   11,100                  --
    Division                           1998    179,157       53,918(13)               20,000                  --

----------
(1) Does not reflect certain personal benefits, which in the aggregate are less than the lower of $50,000 or 10% of each Named Executive Officer's annual salary and bonus.

(2)  Includes $2,704 in miscellaneous fringe benefits.

(3) Represents estimated bonus for fiscal 2000. As of June 30, 2000, no portion of this bonus had yet been paid.

(4) Includes $91,750 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

(5)  Includes $33,962 earned in commissions during fiscal year 2000.

(6) Includes $26,803 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

(7)  Represents relocation expenses paid to employee during fiscal year 1999.

(8)  Represents relocation expenses paid to employee during fiscal year 1998.

(9) Includes $26,775 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

(10) Mr. Driscoll resigned his position with Printrak in April 2000.

(11) Mr. Hardy resigned his position with Printrak in October 1999.

(12) Includes $21,148 in payments for unused accrued vacation. and $7,790 in miscellaneous fringe benefits.

(13) Includes $26,793 performance bonus paid in fiscal year 1998 related to performance during fiscal year 1997. The remaining bonus amount was based on the executive officer's individual performance during fiscal year 1998.

OPTION MATTERS

         OPTION GRANTS. The following table sets forth certain information concerning grants of options to each of Printrak's Named Executive Officers during the fiscal year ended March 31, 2000.

                                   OPTION GRANTS IN LAST FISCAL YEAR
                                          (INDIVIDUAL GRANTS)

                         NUMBER OF      % OF TOTAL                                      POTENTIAL REALIZABLE VALUE
                        SECURITIES        OPTIONS                                       AT ASSUMED ANNUAL RATES OF
                        UNDERLYING       GRANTED TO                                      STOCK PRICE APPRECIATION
                         OPTIONS        EMPLOYEES IN     EXERCISE PRICE    EXPIRATION       FOR OPTION TERM(3)
         NAME            GRANTED        FISCAL YEAR(1)     ($/SHARE)         DATE(2)         5% ($)        10% ($)
---------------------  -------------  ----------------- ----------------  ------------  --------------  ----------

Richard M. Giles             --              --               --               --             --             --

David L. McNeff              --              --               --               --             --             --

John Michael Lyons       50,000            17.42%            $7.38          09/27/09       $232,062       $588,091

Daniel J. Driscoll           --              --               --               --             --             --

John G. Hardy                --              --               --               --             --             --

------------------------
(1) Options to purchase an aggregate of 287,000 shares of Common Stock were granted to employees, including the Named Executive Officers, during the year ended March 31, 2000.

(2) Options granted have a term of 10 years, subject to earlier termination in certain events related to termination of employment. These options vest in equal quarterly installments over five years.

(3) Based on fair market value, in accordance with the rules and regulations of the Securities and Exchange Commission, such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. The rates do not represent Printrak's estimate or projection of future Common Stock prices, and no assurance can be given that the rates of annual compound stock appreciation assumed will be achieved.

         OPTION EXERCISES AND HOLDINGS. The following table sets forth information concerning the exercise of options and the fiscal year end options values for all unexercised options held by Printrak's Named Executive Officers for the fiscal year ended March 31, 2000. The values for "in the money" options represent the positive spread between the exercise prices of any such existing stock options and the fiscal year end price of Printrak's Common Stock ($13.00 per share).

                                     FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                               SHARES                      UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                              ACQUIRED    AGGREGATE               OPTIONS                   IN-THE-MONEY OPTIONS
                                 ON         VALUE            AT FISCAL YEAR END            AT FISCAL YEAR END ($)
             NAME             EXERCISE   REALIZED ($)   EXERCISABLE    UNEXERCISABLE    EXERCISABLE     UNEXERCISABLE
--------------------------  ----------   ------------   -----------    -------------    -----------     -------------

   Richard M. Giles              --           --            --              --              --              --

   David L. McNeff               --           --           94,666         50,834         621,213          333,580

   John Michael Lyons            --           --           36,705         64,550         245,857          432,368

   Daniel J. Driscoll            --           --          121,578         81,422         768,121          514,418

   John G. Hardy(1)          174,582     1,272,389        117,560          8,958       1,201,840           91,579

     ----------
     (1) Mr. Hardy's option exercises took place subsequent to the resignation of his position as President of the Products Division of Printrak.

EMPLOYMENT AND SEVERANCE AGREEMENTS

         Printrak entered into an employment agreement with Richard M. Giles, effective July 2, 1996, for a term expiring July 1, 2002, pursuant to which he will serve as Chief Executive Officer and President of Printrak. The Employment Agreement provides for a base salary of $350,000 per year, with annual raises to be determined by the Compensation Committee. On April 1, 1997, Mr. Giles' base salary was increased to $375,000. Mr. Giles may earn a performance bonus based upon the attainment of certain operating goals of Printrak. For fiscal year 2000, Mr. Giles' target performance bonus was $137,900. Such performance bonus may be increased or decreased depending on Printrak's financial performance in relation to its operating income budget. Mr. Giles is also eligible to participate in incentive compensation and other employee benefit plans established by Printrak from time to time. Mr. Giles' employment agreement provides for a severance benefit equal to eighteen months' base salary in the event of termination of his employment by Printrak under certain circumstances.

DIRECTORS' FEES

         During fiscal year 2000, Printrak's outside directors received cash compensation for their services on Printrak's Board of Directors. Accordingly, Mr. Smith, Mr. Wong and Mr. Higgins received $16,000, $17,250 and $11,500, respectively, during fiscal year 2000. All directors may be reimbursed for certain expenses incurred for meetings of the Board of Directors which they attended. Mr. Smith received additional compensation of $17,740 for reimbursement of medical insurance costs and Mr. Higgins received additional compensation of $10,830 for consulting services.

         Pursuant to Printrak's 1996 Stock Incentive Plan, each outside director shall receive an initial grant of 10,000 shares, vesting 25% immediately and the remaining 75% over the following three years, plus an annual grant of 2,000 shares on each anniversary of such director's election, vesting 25% immediately and the remaining 75% over the following three years. Accordingly, in fiscal year 2000, Mr. Wong was granted options to purchase 2,000 shares and Mr. Higgins was granted options to purchase 10,000 shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires Printrak's directors and executive officers, and persons who own more than ten percent of a registered class of Printrak's equity securities, to file reports of ownership of, and transactions in, Printrak's securities with the Securities and Exchange Commission. Such directors, executive officers and 10% stockholders are also required to furnish Printrak with copies of all Section 16(a) forms they file.

         Based solely upon its review of the copies of Forms 3, 4 and 5 and amendments thereto furnished to Printrak, or written representations that no annual Form 5 reports were required, Printrak believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and any persons holding ten percent or more of Printrak's Common Stock were made with respect to Printrak's fiscal year ended March 31, 2000.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         Set forth below is certain information as of May 31, 2000 regarding the beneficial ownership of Printrak's Common Stock by (i) any person who was known by Printrak to own more than five percent (5%) of the voting securities of Printrak, (ii) all directors and nominees, (iii) each of the Named Executive Officers identified in the Summary Compensation Table, and (iv) all current directors and executive officers as a group.


                                                       AMOUNT AND NATURE OF
                                                             BENEFICIAL           PERCENT OF
        NAME AND ADDRESS OF BENEFICIAL OWNERS(1)            OWNERSHIP(2)             CLASS
        -----------------------------------------     -----------------------     ----------
        Richard M. Giles(3) ....................              5,958,200              50.5%

        Charles L. Smith(4) ....................                340,500              2.9%

        John G. Hardy(5) .......................                204,227                *

        Daniel Driscoll(6) .....................                132,052                *

        David L. McNeff(7) .....................                102,477                *

        John Michael Lyons(8) ..................                 43,456                *

        Albert C. Wong(9) ......................                 14,330                *

        Peter T. Higgins(10) ...................                  5,500                *

        All current executive  officers and directors as a
              group (8 persons)(11) ............              6,800,742              55.8%

       ---------------------------------------------
       * less than 1%

       (1) Unless otherwise indicated, the business address of such stockholder is c/o Printrak International Inc., 1250 North Tustin Avenue, Anaheim, CA 92807.

       (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of May 31, 2000, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

       (3) Includes 81,000 shares owned by the Alexander Giles Education Trust, Richard Giles Trustee and his son as beneficiary; and 73,000 shares owned by The Giles Family Foundation, a California non-profit public benefit corporation, of which Richard Giles shares voting power with his spouse. Mr. Giles disclaims beneficial ownership of the above-mentioned shares. The remaining 5,804,200 shares are held by The Giles Living Trust.

       (4) Such shares are held by Charles L. Smith and Janet Smith, as Trustees of the Smith Family Trust, of which Mr. Smith has shared voting power.

       (5) Includes 100,000 shares held by John G. Hardy and Irene P. Hardy, as co-trustees of the John G. Hardy and Irene P. Hardy Family Trust, July 24, 1996, of which Mr. Hardy has shared voting power. Includes 104,227 shares issuable upon the exercise of an option exercisable within 60 days of May 31, 2000 by Mr. Hardy.

       (6) Includes 132,052 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000.

       (7) Includes 102,007 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000.

       (8) Includes 42,505 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000.

       (9) Includes 1,330 shares held by the Albert Wong and Lia Wong Family Trust. Includes 13,000 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000.

       (10) Includes 5,500 shares issuable upon the exercise of options exercisable within 60 days of May 31, 2000.

       (11) Includes an aggregate of 399,291 shares subject to options exercisable within 60 days of May 31, 2000.

                      REPORT OF THE COMPENSATION COMMITTEE

       The following report is submitted by the Compensation Committee of the Board of Directors with respect to the executive compensation policies established by the Compensation Committee and recommended to the Board of Directors and compensation paid or awarded to executive officers for the fiscal year ended March 31, 2000.

       The Compensation Committee determines the annual salary, bonus and other benefits, including incentive compensation awards, of Printrak's executive officers and recommends new employee benefit plans and changes to existing plans to Printrak's Board of Directors. The salary and performance bonus of Richard M. Giles, Printrak's President and Chief Executive Officer, is determined in accordance with Mr. Giles' Employment Agreement with Printrak (see "Employment and Severance Agreements," above). The Compensation Committee met three times during fiscal year 2000.

COMPENSATION POLICIES AND OBJECTIVES

       Printrak's executive compensation policy is designed to attract and retain exceptional executives by offering compensation for superior performance that is highly competitive with other well-managed organizations. The Compensation Committee measures executive performance on an individual and corporate basis.

       There are three components to Printrak's executive compensation program, and each is consistent with the stated philosophy as follows:

       - BASE SALARY. Base salaries for executives and other key employees are determined by individual financial and non-financial performance, position in salary range and general economic conditions of Printrak. For purposes of administering base pay, all executive positions are evaluated and placed in appropriate salary grades. Salary range midpoint levels are reviewed on an annual basis to ensure competitiveness with a peer group of comparable computer software and systems companies. In recommending salaries for executive officers, the Compensation Committee (i) reviews the historical performance of the executives, and (ii) formally reviews specific information provided by its accountants and other consultants, as necessary, with respect to the competitiveness of salaries paid to Printrak's executives.

       - ANNUAL BONUS. Annual bonuses for executives and other key employees are tied directly to Printrak's financial performance as well as individual performance. The purpose of annual cash bonuses are to reward executives for achievements of corporate, financial and operational goals. Annual cash bonuses are intended to reward the achievement of outstanding performance. When certain objective and subjective performance goals are not met, annual bonuses would be reduced or not paid. The bonuses paid in fiscal year 2000 were solely based upon each individual's performance during the year.

       - LONG-TERM INCENTIVES. The purpose of these plans is to create an opportunity for executives and other key employees to share in the enhancement of stockholder value through stock options. The overall goal of this component of pay is to create a strong link between the management of Printrak and its stockholders through management stock ownership and the achievement of specific corporate financial measures that result in the appreciation of Company share price. Stock options are awarded if Printrak and individual goals are achieved or exceeded. The Compensation Committee generally has followed the practice of granting options quarterly on terms which provide that the options become exercisable in cumulative monthly installments over a three to five year period. The Compensation Committee believes that this feature not only provides an employee retention factor but also makes longer term growth in share prices important for those receiving options.

FISCAL YEAR 2000 COMPENSATION

       Printrak is required to disclose its policy regarding qualifying executive compensation deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that, for purposes of the regular income tax and the alternative minimum tax, the otherwise allowable deduction for compensation paid or accrued with respect to a covered employee of a public corporation is limited to no more than $1 million per year. It is not expected that the compensation to be paid to Printrak's executive officers for fiscal year 2000 will exceed the $1 million limit per officer. Printrak's Executive Stock Option Plan, 1994 Stock Option Plan and 1996 Stock Incentive Plan are structured so that any compensation deemed paid to an executive officer when he exercises an outstanding option under the plan, with an exercise price equal to the fair market value of the option shares on the grant date, will qualify as performance-based compensation that will not be subject to the $1 million limitation.

                                     The Compensation Committee of the
                                     Board of Directors
                                     Charles L. Smith
                                     Peter T. Higgins
                                     Albert C. Wong

       NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN PRINTRAK'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOREGOING REPORT AND THE PERFORMANCE GRAPH ON PAGE 14 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

       During the year ended March 31, 2000, Printrak's Board of Directors, based upon the recommendations of the Compensation Committee, established the levels of compensation for Printrak's executive officers, provided, however, Printrak's Chief Executive Officer and President, Richard M. Giles, has an employment agreement with Printrak and his compensation is determined in accordance with the terms and conditions of such agreement. The Compensation Committee consists of the following three non-employee directors: Charles L. Smith, Peter T. Higgins and Albert C. Wong.

                              CERTAIN TRANSACTIONS

         From time to time, Printrak has made loans to Mr. Giles, which have been evidenced by promissory notes. On April 14, 1999, Printrak loaned the principal amount of $600,000 to the Giles Living Trust, UDT, evidenced by a promissory note dated April 14, 1999. Such note is collateralized by the pledge of 200,000 shares of Printrak's common stock owned by the Giles Trust, bears interest at an annual rate of 5.5% or the maximum rate permitted by law, and the principal and remaining accrued interest become due and payable on April 14, 2001.

         On October 15, 1999, Printrak loaned the principal amount of $100,000 to the Giles Living Trust, UDT, evidenced by a promissory note dated October 15, 1999. Such note is unsecured, bears interest at an annual rate of 5.54% or the maximum rate permitted by law, and the principal and remaining accrued interest become due and payable on April 15, 2001.

         On November 13, 1998, Printrak and Higgins & Associates, International entered into a contract for consulting purposes pursuant to which Mr. Higgins provides advice regarding Printrak's project to develop an automated fingerprint identification system for the government of Argentina, as part of that country's national identification system ("Argentina Civil ID System"). Higgins & Associates' services under the contract are billed at an hourly rate with a limit on aggregate compensation of $30,000. On February 11, 1999, Printrak and Higgins & Associates, International entered into a related contract whereby Higgins and Associates developed and conducted a series of systems tests to verify that the Argentina Civil ID System meets desired specifications. The contract was completed and a detailed report was filed with Printrak on April 23, 1999. Higgins & Associates received aggregate consideration of $35,250 for performance of this contract.

         In February 1996, Printrak loaned to John G. Hardy, President of Products Division, the sum of $310,000 to enable Mr. Hardy to exercise 120,000 options to purchase shares of Printrak's Common Stock which were held by Mr. Hardy and to pay certain tax obligations resulting from the exercise of such options. Such loan was evidenced by a promissory note dated December 1996 and bears interest at the rate of 5.5% per annum, and principal and accrued interest on such loan were originally due on March 1, 1998. However, on March 1, 1998, Printrak entered into a written agreement to extend the repayment date to March 1, 2000. On March 2, 2000 Mr. Hardy repaid an aggregate of $376,075 in principal and unpaid interest, constituting complete repayment of the loan.

         Any future transactions between Printrak and its officers, directors or affiliates will either be on terms no less favorable to Printrak than could be obtained from third parties, will be subject to approval by a majority of Printrak's outside directors or will be consistent with policies approved by a majority of such outside directors.

                             STOCK PERFORMANCE GRAPH

       Set forth below is a line graph comparing the cumulative stockholder return on Printrak's Common Stock with the cumulative total return of the Russell 2000 Index and the SIC Code Index (Number 7373 - Computer Integrated Systems Design) for the period that commenced July 2, 1996, the date on which Printrak's Common Stock was first registered under the Exchange Act, and ended on March 31, 2000. The Performance Graph is not necessarily an indicator of future price performance. The graph assumes the reinvestment of all dividends. This information has been provided to Printrak by Media General Financial Services.


                                                              FISCAL YEAR ENDING
                                         -------------------------------------------------------------
      COMPANY/INDEX/MARKET               7/02/1996   3/31/1997    3/31/1998     3/31/1999    3/31/2000
      Printrak Intl                        100.00      143.75       103.13         90.63       162.50

      Computer Integrated Sys Design       100.00       76.80       132.30        359.72       560.13

      Russell 2000 Index                   100.00      100.10       142.13        118.30       160.31


Note: Base price date is 7/02/1996

SOURCE:  MEDIA GENERAL FINANCIAL SERVICES
         P. O. Box 65333
         RICHMOND, VA 23293
         PHONE: 1-(800) 446-7922
         FAX:   1-(800) 649-6826

                                  PROPOSAL TWO

            APPROVAL OF AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

       The Board of Directors adopted and the stockholders of Printrak originally approved the Employee Stock Purchase Plan (the "Purchase Plan") in April 1996. The purposes of the Purchase Plan are to provide to employees an incentive to join and remain in the service of Printrak and its subsidiaries, to promote employee morale and to encourage employee ownership of Printrak's Common Stock by permitting them to purchase shares at a discount through payroll deductions. The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code.

       At the time of its adoption, the Purchase Plan authorized the sale of up to 100,000 shares of Common Stock. Effective as of January 1, 1997, the Board of Directors and the stockholders amended the Purchase Plan to increase the authorized number of shares of Common Stock issuable thereunder by 250,000 shares and to reserve the additional shares for issuance under the Purchase Plan, bringing the total number of shares of Common Stock subject to the Purchase Plan to 350,000. As of May 31, 2000, a total of 285,371 shares had been sold, leaving only 64,629 shares available for sale under the Purchase Plan. Subject to approval by Printrak's stockholders, the Board of Directors amended the Purchase Plan on May 18, 2000 to increase the authorized number of shares of Common Stock issuable thereunder by 50,000 shares and to reserve the additional shares for issuance under the Purchase Plan, bringing the total number of shares of Common Stock subject to the Purchase Plan to 400,000.

       Approval of the amendments to the Purchase Plan will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present or represented at the annual meeting of stockholders and entitled to vote thereat. Proxies solicited by management for which no specific direction is included will be voted FOR the amendment of the Purchase Plan to add 50,000 shares of Common Stock to the pool of shares reserved for issuance thereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN.

       The principal features of the Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the Purchase Plan itself. Copies of the Purchase Plan can be obtained by writing to the Secretary, Printrak International Inc., 1250 North Tustin Avenue, Anaheim, California 92807.

PURCHASE PLAN TERMS

       Every employee of Printrak who customarily works more than 30 hours per week will be eligible to participate in offerings made under the Purchase Plan if on the offering date such employee has been employed by Printrak for at least one year. Employees of any present or future subsidiary of Printrak may also participate in the Purchase Plan. An employee may not participate in an offering under the Purchase Plan if immediately after the purchase the employee would own shares or options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all classes of stock of Printrak. As of May 31, 2000, approximately 174 persons were eligible to participate in the Purchase Plan. Printrak believes that the benefits or amounts that have been received or will be received by any participant under the Purchase Plan cannot be determined.

       The Purchase Plan may be administered by either the Board of Directors or a committee appointed by the Board (the "Committee"). The Board has delegated administration of the Purchase Plan to the Compensation Committee, which is comprised of three non-employee directors, who are not eligible to participate in the Purchase Plan. Subject to the provisions of the Purchase Plan, the Committee has full authority to implement, administer and make all determinations necessary under the Purchase Plan.

       The two annual offerings under the Purchase Plan will commence on February 1 and August 1 (the "Grant Date") and shall continue until the end of the six-month period (the "Offering Period") ending on the last day of such period.

       Eligible employees who elect to participate in an offering will purchase shares of Common Stock through regular payroll deductions in an amount designated by the employee not to exceed 15% of such employee's compensation. For this purpose, "compensation" means the amount indicated on the Form W-2 issued to the employee by Printrak, including any election deferrals with respect to a plan of Printrak qualified under either Section 125 or Section 401(a) of the Internal Revenue Code of 1986, as amended. Shares of Common Stock will be purchased automatically on the last day of the Offering Period (the "Purchase Date") at a price equal to 85% of the fair market value of the shares on the Grant Date or 85% of the fair market value of the shares as of the Purchase Date, whichever is lower. A participant may withdraw from an offering at any time prior to the Purchase Date and receive a refund of his payroll deductions, without interest. A participant's rights in the Purchase Plan are nontransferable other than on the death of the participant. The Purchase Plan is administered in a manner designed to ensure that any affiliate participant's commencement or discontinuation of participation in the Purchase Plan or increase or decrease of payroll deductions will be effected in compliance with the exemptions from liability under Section 16(b) of the Securities Exchange Act of 1934 as set forth in Rule 16b-3 promulgated thereunder.

       For each calendar year, no employee may purchase stock in an amount under the Purchase Plan (and any similar purchase plans of Printrak and any parent and subsidiaries of Printrak) which exceeds (i) $10,000 in fair market value, determined as of the Grant Date, or (ii) more than 2,000 shares.

       The Board of Directors may at any time amend, suspend or terminate the Purchase Plan; provided that any amendment that would (i) increase the aggregate number of shares authorized for sale under the Purchase Plan (except pursuant to adjustments provided for in the Purchase Plan), (ii) change the standards of eligibility for participation, or (iii) materially increase the benefits which accrue to participants under the Purchase Plan, shall not be effective unless approved by the stockholders within 12 months of the adoption of such amendment by the Board. Unless previously terminated by the Board, the Purchase Plan will terminate on December 31, 2006 or when all shares authorized for sale thereunder have been sold, whichever is earlier.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF PURCHASE PLAN

       The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to a participant at the time of grant or purchase of shares. However, a participant may become liable for tax upon disposition of shares acquired under the Purchase Plan, and the tax consequences will depend upon how long a participant has held the shares before disposition.

       If the shares are disposed of at least two years after the date they are granted (the "Grant Date") and at least one year after the date they are purchased (the "Purchase Date"), or in the event of a participant's death (whenever occurring) while owning such shares, then the lesser of (i) the excess of the fair market value of the shares at the time of such disposition over the price at which the shares were purchased (the "Purchase Price") or (ii) fifteen percent of the fair market value of the shares on the Grant Date, will be treated as ordinary income to the participant. Any further gain upon such disposition will be taxed as long-term capital gain. Any capital gain will be taxed at the rate then in effect. If the shares are sold and the sale price is less than the Purchase Price, there is no ordinary income and the participant will have a capital loss equal to the difference between the sale price and the Purchase Price. The ability of a participant to utilize such a capital loss will depend upon the participant's other tax attributes and the statutory limitation on capital loss deductions not discussed herein.

       If the shares are sold or disposed of (including any disposition by way of gift) before the expiration of the two-year holding period described above or within one year after the shares are transferred to the participant, then the excess of the fair market value of the shares on the Purchase Date over the Purchase Price will be treated as ordinary income to the participant. This excess will constitute ordinary income for the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of shares is made. The balance of the gain will be taxed as capital gain at the rates then in effect. If the shares are sold for less than their fair market value on the Purchase Date, the same amount of ordinary income will be attributed to the participant and a capital loss is recognized equal to the difference between the sale price and the value of the shares on such Purchase Date. As indicated above, the ability of the participant to utilize such a capital loss will depend upon the participant's other tax attributes and the statutory limitation on capital losses not discussed herein.

       The ordinary income reported under the rules described above, added to the actual Purchase Price of the shares, determines the tax basis of the shares for the purpose of determining gain or loss on the sale or exchange of the shares.

       Printrak is entitled to a deduction for amounts taxed as ordinary income to a participant only to the extent that ordinary income must be reported upon disposition of shares by the participant before the expiration of the holding periods described above.

                                 PROPOSAL THREE

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

       The Board of Directors has selected Deloitte & Touche LLP, independent auditors, to audit the financial statements of Printrak for the fiscal year ending March 31, 2001, AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF SUCH APPOINTMENT. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

       Deloitte & Touche LLP has audited Printrak's financial statements annually since its fiscal year ended March 31, 1995. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                              STOCKHOLDER PROPOSALS

       Any stockholder desiring to submit a proposal for action at Printrak's 2001 Annual Meeting of Stockholders and presentation in Printrak's Proxy Statement with respect to such meeting should arrange for such proposal to be delivered to Printrak at its principal place of business no later than March 25, 2001 in order to be considered for inclusion in Printrak's proxy statement relating to that meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

       On May 21, 1998 the Securities and Exchange Commission adopted an amendment to Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended. The amendment to Rule 14a-4(c)(1) governs Printrak's use of its discretionary proxy voting authority with respect to a stockholder proposal which is not addressed in Printrak's proxy statement. The new amendment provides that if a proponent of a proposal fails to notify Printrak at least 45 days prior to the current year's anniversary of the date of mailing of the prior year's proxy statement, then Printrak will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement.

       With respect to Printrak's 2000 Annual Meeting of Stockholders, if Printrak was not provided notice of a stockholder proposal, which the stockholder has not previously sought to include in Printrak's proxy statement, by March 25, 2000, Printrak will be allowed to use its voting authority as outlined.

                                  OTHER MATTERS

         Management is not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

                                          By Order of the Board of Directors


                                          /s/ Thomas M. Costales
                                          ----------------------------------
                                          Thomas M. Costales
                                          SECRETARY


July 28, 2000

         The Annual Report to Stockholders of Printrak International Inc. for the fiscal year ended March 31, 2000 is being mailed concurrently with this Proxy Statement to all stockholders of record as of July 3, 2000. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

PROXY                      PRINTRAK INTERNATIONAL INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
              ANNUAL MEETING OF THE STOCKHOLDERS - AUGUST 30, 2000


         The undersigned hereby nominates, constitutes and appoints Richard M. Giles and Thomas M. Costales, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of PRINTRAK INTERNATIONAL INC. which the undersigned is entitled to represent and vote at the 2000 Annual Meeting of Stockholders of the Company to be held at Embassy Suites, 3100 E. Frontera, Anaheim, California 92806 on August 30, 2000, at 10:00 a.m., and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:

              THE DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1, 2 AND 3

1.       ELECTION OF DIRECTORS

         / /  FOR                                    / /  WITHHOLD AUTHORITY
              all nominees listed below (EXCEPT           to vote for all
              AS MARKED TO THE CONTRARY BELOW)            nominees listed below

                Election of the following nominees as directors:
     Richard M. Giles, Charles L. Smith, Albert C. Wong and Peter T. Higgins

    (INSTRUCTIONS: To withhold authority to vote for any nominee, print that nominee's name in the space provided below.)


--------------------------------------------------------------------------------

2. AMENDMENT OF THE COMPANY'S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES SUBJECT THERETO BY 50,000 FOR A TOTAL OF 400,000 SHARES OF COMMON STOCK:

                  / /  FOR         / /  AGAINST               / /  ABSTAIN

3.       RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS:

                  / /  FOR         / /  AGAINST               / /  ABSTAIN

4. IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

        IMPORTANT--PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY

         THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, "FOR" AMENDMENT INCREASING THE NUMBER OF SHARES AVAILABLE UNDER THE EMPLOYEE STOCK PURCHASE PLAN AND "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

                                    Date                                 , 2000
                                        ---------------------------------


                                    --------------------------------------------
                                   (Signature of stockholder)
                                    Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN
         THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.